 EXHIBIT 99.1

NF Energy Saving Corporation Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)(1): Update

SHENYANG, China, August 21, 2019 (GLOBE NEWSWIRE) -- NF Energy Saving Corporation. (NASDAQ:BIMI) (“BIMI” or the "Company") today announced that on August 16, 2019, the Company received a notification letter from the Nasdaq Stock Market (“Nasdaq”) stating that, because the Company’s Form 10-Q for the period ended June 30, 2019 has not been filed, the Company is not in compliance with NASDAQ’s Listing Rules (the “Rules”) for continued listing.

The Company has not yet filed its Annual Report on Form 10-K for the period ended December 31, 2018 nor Form 10-Q for the period ended March 31, 2019, and the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

The letter reiterates that the Company has been granted an exception until August 30, 2019 to file its delinquent Form 10-K for the period ended December 31, 2018 and Form 10-Q for the period ended March 31, 2019 and until September 16, 2019, to file its Form 10-Q for the period ended June 30, 2019.

As a result of the additional delinquency, Nasdaq requested that the Company submit an update to its original plan no later than August 30, 2019 as to how to regain compliance with respect to the filing requirement. The update should be as definitive as possible, including plans to file the delinquent reports on the schedule set forth above.

The Nasdaq letter has no immediate effect on the listing of the Company’s shares.

The Company intends to resolve the deficiencies and regain compliance with the Rules.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

About NF Energy Saving Corporation

NF Energy Saving Corporation (NASDAQ: BIMI) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. In February 2019, the Board of Directors of the company was reorganized following efforts led by Mr. Yongquan Bi, the company’s new Chairman and CEO, with a renewed focus on the health industry.

For more information contact:

Xiaoyu Li

Xiaoyu.li.ch@hotmail.com

+86 13304110519